EXHIBIT 1.4

Ministry of Finance	Mailing Address:	Location:
Corporate and Personal	PO BOX 9431 Stn Prov Govt.	2nd Floor - 940 Blanshard St.
Property Registries	Victoria BC V8W 9V3	Victoria BC
www.corporateonl ine.gov. bc.ca		250 356-8626

Notice of Alteration

FORM 11
BUSINESS CORPORATIONS ACT
Section 257

Filed Date and Time: Alteration Date and Time:	January 13, 2005 11:09 AM Pacific Time Notice of Articles Altered on January 13, 2005 11:09 AM Pacific Time

NOTICE OF ALTERATION
Incorporation Number:		Name of Company:
BC0656892		PENN BIOTECH INC.

Name Reservation Number:		Name Reserved:
NR7014075		UNITED TRAFFIC SYSTEMS

ALTERATION EFFECTIVE DATE:
The alteration is to take effect at the time that this application is filed with the Registrar.

CHANGE OF NAME OF THE COMPANY:

From:		To:
PENN BIOTECH INC.		UNITED TRAFFIC SYSTEMS

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